Exhibit 99

                                December 29, 2000

      This will confirm the agreement by and between the undersigned that the
Schedule 13D filed on or about this date, and any amendments thereto, with respect to the beneficial ownership of the undersigned of shares of the Class A Common Stock of TeleCorp PCS, Inc. is being filed on behalf of each of the undersigned. This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                                /s/  Thomas H. Sullivan
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                                                Thomas H. Sullivan



                                                /s/  Gerald T. Vento
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                                                Gerald T. Vento